exhibit 10.6

Kura Oncology, Inc.

Amended & Restated Executive Employment Agreement

for

Bridget Martell

This Amended and Restated Executive Employment Agreement (the “Agreement”), entered into between Kura Oncology, Inc. (the “Company”) and Bridget Martell (the “Executive”) (collectively, the “Parties”), is effective as of August 24, 2020 (the “Effective Date”).

Whereas, Executive has been employed by the Company as Acting Chief Medical Officer, pursuant to an Executive Employment Agreement dated February 10, 2020 (the “Original Agreement”);

Whereas, the Company desires to engage Executive to provide employment services to the Company as Senior Scientific Advisor to the Company from the Effective Date until June 30, 2021 and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Position.  Effective upon the Effective Date, Executive’s engagement by the Company under the Original Agreement shall terminate (at which time the Original Agreement shall no longer be in force and effect) and Executive will serve as the Senior Scientific Advisor of the Company until the Termination Date (defined in Section 6.1 below), at which time Executive’s employment with the Company shall cease. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts in the performance of her duties to the Company. During employment in 2020, Executive shall devote 80%-100% of her business time and attention to the business of the Company, as needed to perform her duties. During employment in 2021, Executive shall be required to devote half of her business time and attention to the business of the Company. Notwithstanding the foregoing, Executive shall not be required to work during approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies..

1.2Duties and Location.  Executive will perform such duties as are required by the Company’s Chief Medical Officer to whom Executive will report.  Executive’s primary office location will be the Executive’s home office in Connecticut provided Executive may be required to be present in the Company’s Boston, Massachusetts office from time to time as requested by the Chief Medical Officer or the Chief Executive Officer.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location and the Company’s Boston, Massachusetts office location from time to time, and to

1.

require reasonable business travel.  The Company may reasonably modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.  Executive’s duties include overseeing the development strategy, tactics and execution of the Company’s KOMET-001 trial for KO-539 and provision of reasonable transition services for a reasonable and customary time to the Chief Medical Officer.   During the term of this Agreement, the Company will pay to Executive a commuting allowance (the “Commuting Allowance”) pursuant the Company’s policy for executive commuting allowances, which will be paid on the first payroll following the end of each calendar month during the term of this Agreement.  The Commuting Allowance will be taxable income to the Executive and will be subject to income and employment tax withholding and reporting.

1.3Policies and Procedures.  The employment relationship between the Parties will be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.Compensation.

2.1Salary.  For services to be rendered hereunder, Executive will receive a base salary at the rate of $425,000 per year (the “Base Salary”) payable in installments in accordance with the Company’s regular payroll schedule, provided that, for periods of employment in 2021, Executive’s Base Salary shall be paid at an annual rate of $212,500.

2.2Bonus.  For 2020 and for 2021, Executive will be eligible for an annual discretionary bonus of up to 40% of Executive’s Base Salary (the “Annual Bonus”).  The amount of any such Annual Bonus will be determined by the Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones as previously determined by the Board, except that, notwithstanding the foregoing, the Annual Bonus to Executive for 2020 may be less than 40% of Executive’s Base Salary only in proportion to the extent (if any) that executives in the Company generally receive annual bonuses in amounts less than their maximum or target bonuses for each such year.  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and shall not be entitled to an Annual Bonus for the 2021 year unless Executive is a continuous active Company employee through the end of 2021

2.3Option Acceleration.  As further incentive for Executive to perform as Senior Scientific Advisor, (1) one half of all outstanding but unvested options previously granted to Executive shall vest and become exercisable on the date on which the first patient in the KOMET-001 Phase 2 expansion study has been dosed with KO-539 in the first of three expansion cohorts if such event occurs on or before March 31, 2021 (the “First Acceleration Event”) and (2) either (a) all remaining outstanding but unvested options previously granted to Executive shall vest and become exercisable on the date on which the first patient in the KOMET-001 Phase 2 expansion study has been dosed with KO-539 in the second of three expansion cohorts if such event occurs on or prior to June 30, 2021 and the First Acceleration Event shall have then already occurred or (b) one half of all outstanding but unvested options previously granted to Executive shall vest and become exercisable on the date on which the first patient in the KOMET-001 Phase 2 expansion study has been dosed with KO-539 in the second of three expansion cohorts if such event occurs on or prior to June 30, 2021 and the First Acceleration Event shall not then have already occurred. In addition, the above noted accelerated vesting of Executive’s unvested options shall only occur if either (1)

2.

Executive remains in continuous service with the Company as of the date of each such event or (2) Executive is terminated by the Company without Cause prior to June 30, 2021. Notwithstanding the foregoing, this Section may only operate to accelerate the vesting of options and nothing in this Section or this Agreement shall prevent or delay the vesting of any options that would occur without reference to this Section or this Agreement pursuant to the terms of such options and related documents; for example, pursuant to agreements and documents already in place, if Executive remains employed in any capacity through February 10, 2021 then on that date 50,000 in previously granted options and another 12,500 in previously granted options shall vest independently of the achievement of any milestones set forth in this Agreement.  Executive and Company agree to incorporate the above noted acceleration provisions into all relevant option agreements by making the necessary amendments to such agreements as soon as reasonably possible and no later than one month following the Effective Date.

3.Standard Company Benefits.  Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  Among other things, during all periods of employment under this Agreement Executive will be eligible to participate in the Company’s health insurance plan as generally available to executives of the Company and under the same terms as generally available to executives of the Company.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.Paid Time Off.  Executive will be entitled to accrue and use paid time off in accordance with the terms of the Company’s paid time off policy and practices, provided, however, that in no event will Executive’s paid time off accrual rate be lower than four (4) weeks per year.

5.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.Termination of Employment; Severance.

6.1At-Will Employment; Termination Date.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Executive’s employment shall terminate automatically without further action by either party on June 30, 2021, if not terminated earlier pursuant to this Section. Executive’s last day of employment shall be known in this Agreement as the “Termination Date.”

6.2Payments and Benefits in Lieu of Severance Benefits Under the Original Agreement. The Parties acknowledge Executive’s entitlement to the severance benefits under the terms of the Original Agreement.  In lieu of such benefits and in consideration for entering into this Agreement, the parties agree as follows:

(a) During the next payroll cycle following the Effective Date, the Company shall pay Executive’s base salary earned through the Effective Date, at the rate in effect at the time of the Effective Date, less standard deductions and withholdings;

3.

(b) No later than 60 days following the Effective Date, the Company shall pay Executive a cash lump-sum payment in the amount of $425,00.00, less standard deductions and withholdings;

(c) Following the Termination Date, provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) 12 months following Executive’s Termination Date; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason.  In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  It shall be Executive’s obligation to complete the steps necessary to continue this coverage under COBRA, to pay the required COBRA premiums, and to submit to the Company sufficient documentation of such payments within sixty (60) days of making such payments to obtain reimbursement from the Company pursuant to this paragraph;

(d) During the next payroll cycle following the Termination Date, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the Termination Date, at the rate in effect at the time of the Termination Date, less standard deductions and withholdings; and

(e) In the event the Termination Date occurs within 59 days prior to, on or within 12 months following the closing of a Corporate Transaction, one hundred percent of any equity held by Executive will be deemed vested and exercisable (if applicable) as of the Termination Date, provided, however, that with respect to any performance based vesting equity awards held by Executive that have multiple vesting levels depending upon the level of performance, such equity awards will vest at the target level. In addition, to the extent Executive did not otherwise receive the Executive’s full target bonus amount for services to be performed during the year in which the Corporate Transaction occurs, the Company will pay Executive a cash lump-sum payment in an amount equal to the Executive’s full target bonus amount for services to be performed during the year in which the Corporate Transaction occurs, less the amount of any bonus actually received for that year, and less standard deductions and withholdings, payable on the 60th day following the Termination Date.

6.3COBRA.  Notwithstanding Section 6.2(c), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made

4.

regardless of whether the Executive or the Executive’s qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments during the COBRA Premium Period and shall be equal to the amount that the Company otherwise would have paid to Executive for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Premium Period, but determined without regard to whether or not the Executive continues to be eligible for COBRA coverage.

6.4Resignation Without Good Reason; Termination for Cause; Death or Disability.  If, at any time prior to the Termination Date, Executive resigns without Good Reason, or the Company terminates Executive’s service for Cause, or upon a termination due to Executive’s death or disability, then Executive will not be entitled to any severance benefits under Section 6.2(e) noted above.

7.Section 280G.

7.1If any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

7.2In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding

5.

paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.3Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

7.4The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

8.Section 409A.

8.1It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.

8.2A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms will mean Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of such Separation from Service of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

8.3To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A)

6.

all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

8.4For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.  Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

9.Definitions.

9.1“Cause” with respect to Executive means Executive has: (a) been convicted of or pled guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (b) participated in a fraud or act of dishonesty against the Company; (c) materially breached any agreement between such Executive and the Company or any written policy of the Company, and not cured such breach within five days of the Company’s written notice of such breach; (d) engaged in conduct that demonstrates gross unfitness to serve; or (e) engaged in willful misconduct or refused to comply with any lawful directive of the Company, and not cured such noncompliance within five days of the Company’s written notice of such noncompliance.

9.2“Code” means the Internal Revenue Code of 1986, as amended.

9.3 “Good Reason” will exist for Executive’s resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:

(a)a material reduction in Executive’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees;

(b)a material reduction in Executive’s duties (including responsibilities and/or authorities);

(c)a material reduction in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to an employee of the Company instead of the Chief Medical Officer or the Chief Executive Officer;

(d)relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; provided that, the requirement that Executive work from the Company’s Boston, Massachusetts office as provided in this Agreement shall not be treated as a relocation; or

7.

(e)any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which Executive provides services.

Provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within 30 days following the first occurrence of the condition that Executive considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within 30 days following such written notice, and (ii) the Executive terminates employment within 90 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

9.4“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)a sale, lease or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(b)a merger, consolidation, or similar transaction of the Company following which such entity is not the surviving entity; or

(c)a merger, consolidation or similar transaction of the Company following which such entity is the surviving entity but the shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing, the term Corporate Transaction will not include (i) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, or (ii) the acquisition of securities of the Company by an investor or any affiliate thereof that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities. In addition, to the extent required for compliance with Code Section 409A, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

10.Proprietary Information Obligations.

10.1Confidential Information Agreement.  As a condition of employment, Executive acknowledges and confirms that the Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) entered into between the Executive and the Company shall continue in full force and effect..

10.2Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and

8.

warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment with the Company, except as expressly authorized by that third party.  During Executive’s employment with the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11.Outside Activities During Employment.

11.1Non-Company Business.  This Agreement is not intended to impose exclusivity upon Executive. To the contrary, the Parties expect that Executive will perform work for other entities while employed by the Company. However, Executive will not during the term of Executive’s employment with the Company undertake or engage in any employment, occupation or business enterprise that is in direct competition with the Company’s current development interests or that would otherwise create a conflict of interest.  Executive shall be entitled to serve as an executive or on the board of directors of other companies so long as Executive notifies the Company’s Chief Executive Officer reasonably in advance of such engagement, Executive remains in compliance with this Section 11.1, and such service does not interfere with Executive’s duties under this Agreement as determined by the Company’s CEO in his reasonable discretion.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

11.2No Adverse Interests.  Except with the prior written consent of the Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, provided that this does not prohibit Executive’s continued involvement in any existing investments or ownership, for investment purposes only, of not more than 3% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

12.Non-Solicitation.  Executive agrees that during the period of employment with the Company and for 12 months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

13.Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc.  (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses).  By agreeing to this arbitration procedure, both Executive

9.

and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator will be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company will pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.Release of Claims.

14.1General Release.  In exchange for the consideration provided to Executive under this Agreement, Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Executive signs this Agreement (collectively, the “Released Claims”).

14.2Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Executive’s employment with or services for the Company or its affiliates; (ii) all claims related to Executive’s compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

14.3Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company or its affiliates to which Executive is a party, the charter, bylaws, or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights or claims

10.

which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”).  This Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, to maximum extent permitted by law, Executive is otherwise waiving any and all rights Executive may have to individual relief based on any claims that Executive has released and any rights Executive has waived by signing this Agreement.  Executive represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any of the Released Parties that are not included in the Released Claims.

14.4 ADEA Waiver.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which Executive is already entitled.  Executive further acknowledge that Executive has been advised, as required by the ADEA, that: (i) Executive’s ADEA Waiver does not apply to any rights or claims that may arise after the date that Executive signs this Agreement; (ii) Executive should consult with an attorney prior to signing this Agreement; (iii) Executive has 21 calendar days to consider this Agreement (although Executive may choose voluntarily to sign it earlier); (iv) Executive has seven calendar days following the date Executive signs this Agreement to revoke Executive’s acceptance (by providing written notice of revocation to Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Agreement is signed by Executive provided that Executive does not revoke acceptance (the “Effective Date”).

14.5Waiver of Unknown Claims.  EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of claims herein, including but not limited to the release of unknown and unsuspected claims.

11.

15.General Provisions.

15.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company. Notwithstanding the foregoing, this Agreement shall not supersede or diminish any rights to Executive under agreements and other documents relating to options previously granted to her (to be amended as necessary in accordance with Section 2.3 of this Agreement).

15.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which will not be withheld unreasonably.

15.8Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

12.

Kura Oncology, Inc.

By: /s/ Troy Wilson________________________

Name: Troy Wilson_______________________

Title: President and Chief Executive Officer____

Executive

/s/ Bridget Martell

Bridget Martell

13.